UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 5, 2008 (March 4, 2008)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     (b) On March 4, 2008, Fremont General Corporation (“Fremont General” or the “Company”) doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“FIL” or the “Bank”), announced in a press release attached as Exhibit 99.1 hereto and incorporated herein by reference, that it received notices from two affiliated third party purchasers of an aggregate of $3.15 billion of residential sub-prime mortgage loans that the Bank had sold in March 2007, alleging that the Company was in default with respect to at least one of several obligations that the Company had undertaken in connection with such loan sales (the “Notices”).
     In March 2007, the Bank entered into two agreements (the “Loan Sale Agreements”) with respect to the sale of residential sub-prime mortgage loans and related servicing to two affiliated third party purchasers as reported in the Company’s press release which was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007. To support the Bank’s obligation to repurchase any loans that were sold in the transaction, which might subsequently breach any of the specific representations and warranties made in connection with the Loan Sale Agreements, Fremont General provided each of the purchasers with a guaranty to honor any of the Bank’s obligations under such Loan Sale Agreements. In support of such guaranties, Fremont General covenanted that for two years following the effective date of such loan sale transactions (and for three years, if in connection with a sale, liquidation and certain other types of transactions involving the Company), it would not permit the Company’s “tangible net worth,” as defined in the guaranties, at any time to be less than $250 million. To the extent that Fremont General fails to comply with such covenant, it agreed to either provide a letter of credit acceptable to the purchasers in an amount equal to the tangible net worth deficiency (i.e., the difference between $250 million and Fremont General’s then tangible net worth on an ongoing basis), or deposit into a reserve account from sources that would not otherwise further diminish the Company’s tangible net worth an amount that would be equal to such tangible net worth deficiency. Fremont General further agreed to deliver, on a quarterly basis after the effective date of the loan sale transactions, specified financial statements on both a consolidated basis and also of the Bank, along with a certification of the Company’s chief financial officer, both with respect to such financial statements and as to compliance with the referenced tangible net worth covenant.
     Fremont General has determined that the financial statement delivery obligations and related certifications for the quarters ended June 30, September 30 and December 31, 2007 were not delivered by Fremont General as required by the guaranties. Moreover, as previously disclosed in connection with ongoing reviews and the Company’s preparation of its 2007 consolidated financial statements, which have not yet been completed, Fremont General and the Bank may need to record additional asset write-downs and reserves, which could result in further losses or, alternatively, will require the Bank to adjust downward its regulatory capital. Consequently, the Company’s new management is not yet able to make delivery of its December 2007 financial statements and the related certifications required by the guaranties.
     The Notices require Fremont General to provide the purchasers either with assurances that Fremont General meets the referenced tangible net worth covenant or to take the actions called for by the guaranties as discussed above. At this time, the Company’s new management cannot confirm that Fremont General is able to satisfy the tangible net worth covenant as of December 31, 2007 due to its ongoing efforts to complete its 2007 consolidated financial statements, but believes it is likely that Fremont General will not be in compliance with such covenant at December 31, 2007 and, therefore, would be in default under the guaranties, as a result of the losses incurred during 2007 coupled with the possible additional write-downs and reserves that it may be required to establish. Under such circumstances, and given the Company’s limited available liquidity and overall financial condition,

Fremont General is not in a position to either provide a letter of credit or deposit cash into a reserve account. Although the Company’s new management has initiated discussions with the purchasers to seek a waiver of this guaranty requirement, no assurances can be made as to whether such discussions will be successful or that the purchasers will not file a lawsuit against the Company or declare an event of default. To the extent that litigation is pursued and the Company was not successful in defending any such lawsuit, its ability to continue to conduct business as a going concern would be called into question.
     The Notices do not allege that the Bank is in breach of its obligations under the Loan Sale Agreements, but rather that Fremont General has failed to deliver the required financial statements and related certifications required under the guaranties.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
Exhibit 99.1	Press Release issued by the Company, dated March 4, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: March 5, 2008	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer